EXHIBIT 5.1

Writer’s Direct Dial: (516) 663-6600

Writer’s Direct Fax: (516) 663-6601

March 12, 2015

Bovie Medical Corporation

4 Manhattanville Road, Suite 106

Purchase, New York 10577

Re:	Registration Statement on Form S-3

Ladies and Gentleman:

We have acted as counsel to Bovie Medical Corporation, a Delaware corporation (the “Company”), in connection with the issuance of up to 4,800,000 shares of common stock of the Company, $0.001 par value (together with shares that may be issued upon exercise of an option granted to the underwriter to purchase up to 720,000 shares of common stock to cover over-allotments) (collectively, the “Shares”), pursuant to an Underwriting Agreement, dated as of March 12, 2015 (the “Underwriting Agreement”) between the Company and Craig-Hallum Capital Group LLC. The Shares will be issued in an underwritten public offering pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-200986), as filed with the Securities and Exchange Commission on December 12, 2014 (at the time it became effective on December 30, 2014, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the related prospectus dated December 16, 2014 and prospectus supplement dated March 12, 2015 (collectively, the “Prospectus”).

In rendering this opinion, we have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments, as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

March 12, 2015

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

This opinion is limited in all respects to the law of the State of New York and the applicable federal law of the United States of America as of the date hereof. We are counsel admitted to practice only in the State of New York and our opinion is not being expressed with respect to any matter which may arise under the laws of any other jurisdiction.

Our opinion is intended solely for the benefit of the Company, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

By:	/s/ Ruskin Moscou Faltischek, P.C.
RUSKIN MOSCOU FALTISCHEK, P.C.